Exhibit 10.1

August 11, 2017

Stephen M. Smith
9605 Scranton Road, Suite 300
San Diego, CA 92121

RE: Offer of Employment at Inseego Corp.

Dear Steve,

It is my pleasure to make you the following offer of employment with Inseego Corp. (“Company”), as Executive Vice President and Chief Financial Officer. This is an exempt role and full time position. In this position, you will report to the Chief Executive Officer of the Company, with a start date of August 21, 2017.

Compensation: You will receive an annual base salary of $285,000.00, paid semi-monthly in the amount of $11,875.00 in accordance with our normal payroll procedures.

Company Bonus: You will be eligible to participate in the Inseego 2017 Company Bonus Plan with a target bonus opportunity of 50% of your base salary for the relevant period, based on criteria established by the Compensation Committee of the Board of Directors of the Company (“Board”).

Benefits: You will be eligible to participate in the Company’s benefit plan consisting of medical, dental, vision, short-term and long-term disability, term life insurance and accidental death and dismemberment insurance. You also will be eligible to participate in the Company’s 401(k) plan and, if available, the Inseego Employee Stock Purchase Plan, subject to its terms and conditions. Employees who regularly work 30 hours per week are eligible for Paid Time Off benefits up to 15 days during the first year of employment. Pursuant to the Company’s expense reimbursement policies, as may be revised from time to time, you will also be entitled to reimbursement of reasonable out-of-pocket costs and expenses (e.g., travel, lodging, meals) incurred by you on Company business.

You will receive more information about these programs, including eligibility, at New Hire Orientation.

Change in Control, Severance and Indemnification: You will receive the benefits described in the Change in Control and Severance Agreement attached hereto as Exhibit A (the “CIC Agreement”). You will also be authorized to enter into the Company’s standard form of Indemnification Agreement for Directors and Executive Officers, a copy of which is attached hereto as Exhibit B.

Stock Options: Subject to final approval of the Board of Directors of Inseego (or a committee thereof), you will be provided with stock options to purchase 200,000 shares of Inseego Common Stock (“Options”) pursuant to the Company’s stock incentive plan (the “Plan”). The Options will vest as follows: (i) one-fourth (1/4) of the Options shall vest on the first anniversary of your start date, and (ii) the remaining three-fourths (3/4) shall vest in equal monthly installments over the following thirty-six (36) months thereafter. The exercise price of the Options shall be the closing price of the Company’s Common Stock on the date the Options are approved by the Compensation Committee of the Board. The grant of such Options, and the corresponding shares issuable upon exercise of these Options, would be subject to the terms and conditions of the Plan and the underlying stock option agreement.

For the sake of clarity, disposing of the underlying shares issuable upon exercise of these Options would be subject to the Company’s Insider Trading Policy which will be made available to you shortly following the commencement of your employment.

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. We also will ask you certify to us that accepting employment at the Company or performing your duties at the Company as outlined will not be a violation of any agreement or understanding you may have with a prior employer or party. In addition, you will be required during your employment to abide by the Company’s Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees. The Code and related business and employment practices, which will be presented to you during the first few weeks of your employment with the Company, address numerous topics, including but not limited to, prohibitions on (i) sexual harassment, (ii) trading in the Company’s securities at certain times and (iii) working for, or consulting to, other employers or parties while you are employed by the Company.

This offer of employment is contingent upon satisfactory completion of a pre-employment background check, confirmation of any conferred degrees, satisfactory references, verification of your employment history as stated on your resume and verification you may legally work in the U.S., consistent with the requirements of the Immigration Reform and Control Act (“IRAC”). In this regard, on your first day of employment, you will be asked to provide the Company with the required form (s) of work authorization and identification required by the U.S. Citizenship and Immigration Services (USCIS).

Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and either the Human Resources Manager or the Chief Executive Officer.

If you have any questions about the above information, please feel free to contact me. I look forward to working with you as a member of the Inseego team.

Sincerely,

/s/ Dan Mondor
Dan Mondor, President and Chief Executive Officer

I accept the offer as set forth above.

/s/ Stephen Smith
Stephen Smith

Dated:	August 11, 2017